Exhibit 99.4

JEAN COUTU USA MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains management’s discussion and analysis of financial condition and results of operations for Jean Coutu USA and should be read in conjunction with the audited consolidated financial statements of Jean Coutu USA and the related notes contained in our Definitive Proxy Statement, which we filed with the SEC on November 30, 2006 and have incorporated by reference into our prospectus supplement filed on February 15, 2007, and the unaudited consolidated condensed financial statements of Jean Coutu USA and the accompanying notes contained in our prospectus supplement filed on February 15, 2007.

Overview

Jean Coutu USA, as of May 27, 2006, consisted of the Brooks-Eckerd network of 1,858 company-owned pharmacy stores (1,859 stores as of November 25, 2006) operating under the Brooks Pharmacy and Eckerd Pharmacy banners and six distribution centers in 18 states in the eastern United States. As of the fiscal year ended May 28, 2005, there were 1,922 pharmacy stores and six distribution centers. Jean Coutu USA’s fiscal years are 52 week periods ending in the last week in May of each year.

Jean Coutu USA sells prescription drugs in the pharmacy portion of its stores, and in the “front-end” section of its stores, a wide assortment of other merchandise, such as health and beauty products. In fiscal 2006, Jean Coutu USA filled more than 119.5 million prescriptions, with an average per store of 1,240 scripts per week. During this period, prescription drug sales accounted for approximately 73% of total sales.

Jean Coutu USA believes that retail sales per square foot is a key performance indicator for its stores. It measures this by dividing total store sales for the last twelve months by the average selling square footage for such period. During the fourth quarter of fiscal 2006, the sales per square foot grew to $594 from $587 in the first quarter of fiscal 2006. Jean Coutu USA believes that approximately half its drugstores are the number one or two retail drugstores in their respective local markets based on sales volume.

Jean Coutu USA acquired the Eckerd drugstores during fiscal 2005, referred to in this section as the Eckerd drugstore acquisition, which added 1,549 stores to the network. During fiscal 2006, Jean Coutu USA pursued the integration of the Eckerd and Brooks operations, including the migration of the former Eckerd information technology infrastructure from Kentucky and Florida to Rhode Island, and the beginning of the rollout of the RX Care system and new point-of-sale systems in the Eckerd stores. During fiscal 2007, the Eckerd drugstores continue to receive attention designed to continue to improve their financial performance.

Results of Operations

	Thirteen weeks ended		Twenty-six weeks ended
	November 25, 2006	November 26, 2005	November 25, 2006	November 26, 2005
	(Dollars in thousands, except for drugstore count)
Sales	$2,352,052	$2,293,361	$4,700,311	$4,608,402
Cost and Expenses:
Cost of goods sold (exclusive of depreciation shown below)(1)	1,772,164	1,723,705	3,559,086	3,468,619
Selling, general and administration expenses (exclusive of depreciation shown below)	514,410	492,542	1,029,187	1,002,314
Depreciation and amortization	49,930	58,454	104,118	116,084

Operating income	15,548	18,660	7,920	21,385
Other expense (income), net	62,985	70,515	131,863	132,301

Loss before income taxes	(47,437)	(51,855)	(123,943)	(110,916)
Income tax benefit	(18,886)	(18,729)	(49,342)	(42,535)

Net Loss	$(28,551)	$(33,126)	$(74,601)	$(68,381)

As of fiscal quarter end
Total assets			5,075,123	5,232,983
Total debt(2)			3,128,337	3,063,033
Number of retail drugstores			1,859	1,853

	Thirteen weeks ended		Twenty-six weeks ended
	November 25, 2006	November 26, 2005	November 25, 2006	November 26, 2005
	(In percentage)

Sales growth—same store(3)(4)
Total	2.7%	(0.4)%	2.5%	(0.2)%
Pharmacy	2.9%	0.4%	3.1%	0.7%
Front-end	1.9%	(2.8)%	0.9%	(2.6)%

(1)                                  Includes LIFO charges of $8,930 and $5,014 for the thirteen weeks ended November 25, 2006 and November 26, 2005 and $17,861 and $11,147 for the twenty-six weeks ended November 25, 2006 and November 26, 2005.

(2)                                  Total debt includes capital lease obligations of $23,351 as of November 25, 2006 and $11,975 as of November 26, 2005.

(3)                                  Growth is calculated based on the comparison of sales for same stores (stores that have been open or part of the Brooks-Eckerd network for at least 52 weeks) during comparable fiscal periods.

(4)                                  This measure includes same-store sales for the acquired Eckerd stores beginning August 1, 2005, the first anniversary of ownership of those stores by Jean Coutu USA.

	Fiscal year ended
	2006	2005	2004
	(Dollars in thousands, except for drugstore count)

Sales	$9,495,858	$8,200,445	$1,802,585
Cost and Expenses:
Cost of goods sold(1)(exclusive of depreciation shown below)	7,172,366	6,227,045	1,371,271
Selling, general and administration expenses (exclusive of depreciation shown below)	2,030,766	1,686,458	318,726
Depreciation and amortization	215,804	184,854	31,148

Operating income	76,922	102,088	81,440
Other expense, net	281,398	189,130	31,841

Income (loss) before income taxes	(204,476)	(87,042)	49,599
Income tax provision (benefit)	(76,893)	(32,616)	19,151

Net income (loss)	$(127,583)	$(54,426)	$30,448

As of fiscal year end
Total assets	5,105,925	5,084,895	878,518

Total debt(2)	3,118,912	2,803,392	554,022

Number of retail drugstores	1,858	1,922	336

	Fiscal year ended
	2006	2005	2004
	(In percentage)

Sales growth—same-store(3)
Brooks Eckerd network(4)
Total	1.2%	2.8%	4.3%
Pharmacy	2.0%	3.9%	5.3%
Front-end	(1.1)%	0.4%	2.1%

___________

(1)                                  Includes LIFO charges of $38,747 in fiscal 2006 and $18,456 in fiscal 2005. Jean Coutu USA changed from FIFO to LIFO in fiscal 2005.

(2)                                  Total debt included capital lease obligations of $14,302 as of May 27, 2006 and $16,335 as of May 28, 2005.

(3)                                  Growth is calculated based on the comparison of sales for same stores (stores that have been open or part of the Brooks-Eckerd network for at least 52 weeks) during comparable fiscal year ended periods.

(4)                                  This measure includes same-store sales for the acquired Eckerd stores beginning August 1, 2005, the first anniversary of ownership of those stores by Jean Coutu USA.

Definition of Financial Data

Cost of Goods Sold.  The cost of goods sold includes the cost of inventory sold during the period, including related vendor rebates and allowances, inventory shrinkage costs, and warehousing costs, which include distribution center payroll and related benefit costs, distribution center occupancy costs, and delivery expenses to the stores. Cost of goods sold excludes depreciation expense.

Selling, general and administration expenses.  SG&A consist primarily of salaries and benefits, rent, advertising, repairs and maintenance, insurance, professional fees, utilities and other costs. SG&A excludes depreciation.

Overview

For the second quarter ended November 25, 2006, the net loss was $28.6 million compared with $33.1 million for the quarter ended November 26, 2005. On August 23, 2006, Jean Coutu Group, entered into a definitive agreement with Rite Aid Corporation, whereby Jean Coutu Group would sell the shares of Jean Coutu USA to us in exchange for $1.45 billion in cash, subject to a working capital adjustment, 250 million shares of Rite Aid common stock and the assumption of $850 million of the Jean Coutu Notes (with the cash component increasing to $2.3 billion if the Jean Coutu Notes are not assumed). During the first quarter of fiscal 2007, Jean Coutu USA adopted a transition pay program comprised of retention and other related bonuses associated with the disposal transaction. The charges during the second quarter related to this program amount to $8.9 million ($5.3 million after-tax) for the quarter and are included in SG&A.

For the twenty-six weeks ended November 25, 2006, the net loss was $74.6 million compared with $68.4 million for the twenty-six weeks ended November 26, 2005. The charges related to the transition pay program amount to $20.2 million ($12.2 million after-tax) for the twenty-six weeks and are included in SG&A.

For the fiscal year ended May 27, 2006, the net loss was $127.6 million compared with a net loss of $54.4 million for the fiscal year ended May 28, 2005. Jean Coutu USA operated the acquired Eckerd drugstores during the full 52 weeks of fiscal 2006 compared with 43 weeks in fiscal 2005. There was a foreign exchange loss recorded during fiscal 2006 on monetary items and foreign currency forward contracts entered into with affiliates in the amount of $12.7 million included in other expense compared with foreign exchange gains of $18.2 million in fiscal 2005. There were variations in the U.S. versus Canadian dollar exchange rate which affected the Canadian dollar denominated debt in Jean Coutu USA’s consolidated financial statements.

For the fiscal year ended May 28, 2005, the net loss was $54.4 million compared with net earnings of $30.4 million for the fiscal year ended May 29, 2004, due principally to the operation of the acquired Eckerd drugstores for 43 weeks in fiscal 2005 versus none in fiscal 2004. There was a foreign exchange gain recorded during fiscal 2005 on monetary items and foreign currency forwards with affiliates of $18.2 million included in other expense (income) compared with nil in fiscal 2004.

Sales

Thirteen and Twenty-Six Week Period Comparisons

Sales increased by $58.7 million, or 2.6%, to $2.352 billion for the quarter ended November 25, 2006 compared with $2.293 billion for the quarter ended November 26, 2005. The increase is principally due to a year-over-year increase in pharmacy sales. During the second quarter of fiscal 2007 and on a same-store basis, total sales grew 2.7%, consisting of 2.9% growth in pharmacy sales and a 1.9% increase in front-end sales. During the second quarter of fiscal 2007, there were 3 new store openings, 1 store acquisition and 4 store closings, bringing Jean Coutu USA’s network to 1,859 Brooks and Eckerd stores as of the fiscal quarter end.

During the quarter, pharmacy sales were negatively impacted by 3.54% by the conversion of several popular branded drugs to generic or in some instances to over-the-counter status, with a positive effect on pharmacy margins. On an all stores basis, front-end sales increased 2.3% principally due to the increase in the consumables, health and beauty categories. Sales in these categories increased due to better execution on certain promotional activities and better-in-stock positions prior to the fall season.

Sales increased by $91.9 million, or 2.0%, to $4.700 billion for the twenty-six weeks ended November 25, 2006 compared with $4.608 billion for the twenty-six weeks ended November 26, 2005. The increase is principally due to a year-over-year increase in pharmacy sales, partially offset by the loss of sales from the 78 Eckerd drugstores that closed during the first quarter of fiscal 2006. Total revenue from these closed stores was $21.2 million in twenty-six weeks of fiscal 2006. During the twenty-six weeks of fiscal 2007 and on a same-store basis, total sales grew 2.5%, consisting of 3.1% growth in pharmacy sales and a 0.9% increase in front-end sales. This measure includes same-store sales for the acquired Eckerd drugstores as of August 1, 2005, the first anniversary of ownership by Jean Coutu USA. During the twenty-six weeks of fiscal 2007, there were 8 new store openings, 4 store acquisitions and 8 store closings.

During the twenty-six weeks ended November 25, 2006, pharmacy sales were negatively impacted by 3.14% by the conversion of several popular branded drugs to generic or in some instances to over-the-counter status, with a positive effect on pharmacy margins. On an all stores basis, front-end sales increased 0.5% principally due to the increase in the consumables, health and beauty categories. Sales in these categories increased for the same reasons discussed in the quarter. Front-end sales continue to be negatively affected by the decline in sales in the film and photo category.

                Fiscal Year Comparisons

                Sales increased by $1.296 billion or 15.8% to $9.496 billion for the fiscal year ended May 27, 2006 compared with $8.200 billion for the fiscal year ended May 28, 2005, due principally to additional revenues of $1.297 billion from the acquired Eckerd drugstores during the full 52 weeks of fiscal 2006 compared with 43 weeks in fiscal 2005. This was partially offset by the loss of sales from the 78 Eckerd drugstores closed during the first quarter of fiscal 2006. Total revenue from these closed stores was $156.8 million in fiscal 2005. Jean Coutu USA's sales trends have improved in both the pharmacy and front-end sections of its stores. On a same-store basis, total sales grew 1.2%, consisting of 2.0% growth in pharmacy sales, partially offset by a 1.1% decrease in front-end sales during fiscal 2006 compared to the prior fiscal year. This measure includes same-store sales for the acquired Eckerd drugstores as of August 1, 2005, the first anniversary of ownership by Jean Coutu USA. During fiscal 2006, there were 21 new store openings and 85 store closures, bringing the Brooks Eckerd network to 1,858 Brooks and Eckerd stores as of fiscal year end.

                During the last two fiscal years, generic prescriptions as a percentage of the total pharmacy script count increased from 53.8% for fiscal 2005 to 57.1% for fiscal year ended May 27, 2006. The generic substitution rate—that is the rate at which generics are substituted for branded prescription drugs—increased from 93.8% in May 2005 to 95.6% in May 2006. While overall pharmacy sales were negatively impacted by the conversion of branded drugs to generics, which generally have a lower selling price, generic prescriptions generally result in higher gross profits. Pharmacy sales were negatively impacted by 2.32% by the conversion of several popular branded drugs from prescription to generic or in some instances to over-the-counter status, with a positive effect on pharmacy margins. Third party health plans covered 95.6% of pharmacy sales in fiscal 2006.

                While overall front-end sales have experienced negative growth, the trends have improved, in consumables, core health and beauty categories and private label products. Front-end sales growth has been negatively impacted by the significant decline in the photo category.

                Sales less cost of goods sold amounted to $2.323 billion for the fiscal year ended May 27, 2006 compared with $1.973 billion for the previous corresponding fiscal year, principally attributable to the addition of the Eckerd stores for the full 2006 fiscal year. This measure was negatively impacted by recording a LIFO charge of $38.7 million in fiscal 2006, compared with a LIFO charge of $18.5 million in fiscal 2005. Jean Coutu USA’s cost of goods sold as a percentage of sales improved to 75.5% during fiscal 2006 compared with 75.9% in fiscal 2005. The improvement stems from the increased use of generics with a positive effect on pharmacy margins year-over-year and from reduced inventory losses as a result of loss prevention programs implemented across the network.

Sales rose $6.397 billion or 354.9% to $8.200 billion for the fiscal year ended May 28, 2005 compared with $1.803 billion for the fiscal year ended May 31, 2004, due principally to the additional revenue from the acquired Eckerd drugstores as of July 31, 2004. During fiscal 2005, Eckerd sales trends improved significantly in both the pharmacy and the front-end. On a same-store basis, total retail sales grew 2.8%, pharmacy sales gained 3.9% and front-end sales increased 0.4% year-over-year. This measure did not include same-store sales for the acquired Eckerd drugstores, which were included in same-store sales beginning in the first quarter of fiscal 2006. During fiscal 2005, in addition to the 1,549 newly acquired Eckerd drugstores, there were also 65 new store openings and 28 store closures.

Pharmacy sales were negatively impacted by the conversion of branded drugs to generics, which generally have a lower selling price but higher gross profits for the drugstore retailer. Pharmacy sales improved in both fiscal years, but growth was negatively impacted by the conversion of Claritin and Prilosec from prescription to over-the-counter status, and to the continued health concerns over women’s hormone replacement therapy drugs. Generics as a percentage of total Eckerd pharmacy script count increased from 49% at the time of purchase of the Eckerd network to 53% by the end of fiscal 2005, with the generic substitution rate increasing from 84% to 92%. Third party health plans covered approximately 95% of pharmacy sales in fiscal 2005 and 2004. Front-end sales trends improved, with strong growth in core health and beauty categories and private label products. Jean Coutu USA continued its shift towards the health and beauty and confectionery categories with a positive effect on gross margin, while Jean Coutu USA saw a decline in overall photography department sales due to the shift to digital photography.

Sales less cost of goods sold amounted to $1.973 billion for the fiscal 2005, compared with $431.3 million for the previous corresponding fiscal year. This increase is attributable to the addition of the Eckerd business during fiscal 2005. This measure was negatively impacted by recording a LIFO charge of $18.5 million in fiscal 2005, compared with a LIFO charge of nil in fiscal 2004, as Jean Coutu USA adopted LIFO at the beginning of fiscal 2005. Cost of goods sold as a percentage of sales improved to 75.9% during fiscal 2005 compared with 76.1% in fiscal 2004. The improvement was due to management’s focus on optimal merchandising, mix and pricing in the front-end.

Cost of goods sold

Thirteen and Twenty-Six week Period Comparison

Cost of goods sold increased by $48.5 million, or 2.8%, to $1.772 billion for the quarter ended November 25, 2006 compared with $1.724 billion for the quarter ended November 26, 2005. The increase in cost of good sold is largely due to an increase in pharmacy prescription sales and front-end sales during the quarter. Jean Coutu USA’s cost of goods sold as a percentage of sales increased to 75.3% during the second quarter of fiscal 2007 compared with 75.2% in the second quarter of fiscal 2006. The increase in cost of goods sold as a percentage of sales was due to an increase in front-end promotional allowances and markdowns compared to the prior year.

Cost of goods sold increased by $90.5 million, or 2.6%, to $3.559 billion for the twenty-six weeks ended November 25, 2006 compared with $3.469 billion for the twenty-six weeks ended November 26, 2005. Jean Coutu USA’s cost of goods sold as a percentage of sales increased to 75.7% during the twenty-six weeks of fiscal 2007 compared with 75.3% in the twenty-six weeks of fiscal 2006. Cost of goods sold dollars and as a percentage of sales increased for the same reasons discussed in the description of the quarter over-quarter changes in the preceding paragraph.

Fiscal Year Comparison

Sales less cost of goods sold amounted to $2.323 billion for the fiscal year ended May 27, 2006 compared with $1.973 billion for the previous corresponding fiscal year, principally attributable to the addition of the Eckerd stores for the full 2006 fiscal year. This measure was negatively impacted by recording a LIFO charge of $38.7 million in fiscal 2006, compared with a LIFO charge of $18.5 million in fiscal 2005. The company’s costs of goods sold as a percentage of sales improved to 75.5% during fiscal 2006 compared with 75.9% in fiscal 2005. The improvement stems from the increased use of generics with a positive effect on pharmacy margins year-over-year and from reduced inventory losses as a result of loss prevention programs implemented across the network.

Selling, general and administration expenses

Thirteen and Twenty-Six Week Period Comparisons

SG&A increased by $21.8 million, or 4.4%, to $514.4 million for the quarter ended November 25, 2006 compared with $492.5 million for the quarter ended November 26, 2005. The increase in SG&A was due primarily to charges associated with the transition pay program associated with the disposal transaction. The charges related to this program totaled $8.9 million ($5.3 million after-tax) for the quarter. Total expected charges under this program are estimated at $35.5 million. Total SG&A represent 21.9% of sales versus 21.5% for the same period a year earlier.

SG&A increased by $26.9 million, or 2.7%, to $1.029 billion for the twenty-six weeks ended November 25, 2006 compared with $1.002 billion for the twenty-six weeks ended November 26, 2005. The increase in SG&A was due primarily to charges associated with the transition pay program. The charges related to the transition pay program totaled $20.2 million ($12.2 million after-tax) for the twenty-six weeks ended November 25, 2006. Total SG&A represent 21.9% of revenues versus 21.7% for the same period a year earlier.

Fiscal Year Comparisons

SG&A for the fiscal year ended May 27, 2006 were $2.031 billion, up from $1.686 billion in the previous fiscal year, mainly attributable to the addition of the Eckerd stores for the full 2006 fiscal year. These expenses represented 21.4% of revenues versus 20.6% a year earlier. Normal inflationary increases in these expenses were not covered by sales increases. In addition, due to the Medicare Part D Drug Benefit program rollout and sales growth initiatives, Jean Coutu USA experienced an increase in wage expense. Jean Coutu USA also incurred certain integration expenses with respect to the integration of the Eckerd stores, during both the 2006 and 2005 fiscal years.

SG&A for fiscal 2005 were $1.686 billion, up from $318.7 million for the previous fiscal year. This increase is essentially attributable to the operation of the acquired Eckerd drugstores. These expenses represented 20.6% of revenues versus 17.7% a year earlier. Jean Coutu USA incurred certain non-recurring acquisition and integration expenses during fiscal 2005. Also, since the acquired Eckerd drugstores had lower average sales per store than the then existing Brooks network, these expenses increased during fiscal 2005 while Jean Coutu USA integrated and optimized headquarters, field staff and structure. In addition, the network undertook several store openings and other measures, which increased these expenses, while store sales were being built.

Depreciation and amortization

Thirteen and Twenty-Six Week Period Comparisons

Depreciation and amortization expense decreased by $8.5 million, or 14.6%, to $49.9 million for the quarter ended November 25, 2006 compared with $58.5 million for the quarter ended

November 26, 2005. The decrease is due to a change in estimates in fiscal 2006 following the finalization of the capital asset ledger with regard to the acquired Eckerd assets.

Depreciation and amortization expense decreased by $12.0 million, or 10.3%, to $104.1 million for the twenty-six weeks ended November 25, 2006 compared with $116.1 million for the twenty-six weeks ended November 26, 2005. The decrease is due to a change in estimates in fiscal 2006 following the finalization of the capital asset ledger with regard to the acquired Eckerd assets.

Fiscal Year Comparisons

Depreciation and amortization charges increased to $215.8 million during fiscal 2006, up $30.9 million from $184.9 million for fiscal 2005, principally reflecting the operation of the acquired Eckerd drugstores for the full 2006 fiscal year.

Depreciation and amortization charges increased to $184.9 million during fiscal 2005, up $153.8 million from $31.1 million in fiscal 2004. The increase in the charges during fiscal 2005 reflects the Eckerd drugstore acquisition.

Other expense

Thirteen and Twenty-Six Week Period Comparisons

Other expense decreased $7.5 million, or 10.7%, to $63.0 million for the quarter ended November 25, 2006 compared with $70.5 million for the quarter ended November 26, 2005. Interest expense increased $3.2 million to $71.1 million in the second quarter of fiscal 2007, as compared to $67.9 million in fiscal 2006, due principally to an increase in borrowings and interest rates year-over-year. The weighted average interest rate on Jean Coutu USA’s long-term debt was 8.8% during the current fiscal quarter compared with 8.4% during the second quarter of fiscal 2006. Foreign currency gains amounted to $6.6 million in the second quarter of fiscal 2007 compared with foreign currency losses of $4.2 million in the second quarter of fiscal 2006. The foreign currency gains during the quarter were due to the remeasurement of Jean Coutu USA’s Canadian dollar denominated debt. During the quarter, the U.S. dollar strengthened versus the Canadian dollar.

Other expense increased $0.4 million, or 0.3%, to $131.9 million for the twenty-six weeks ended November 25, 2006 compared $132.3 million for the twenty-six weeks ended November 26, 2005. Interest expense increased $8.3 million to $141.4 million in the twenty-six weeks of fiscal 2007, as compared to $133.1 million in fiscal 2006, due principally to an increase in borrowings and interest rates year-over-year. The weighted average interest rate on Jean Coutu USA’s long-term debt was 8.6% during the current twenty-six weeks compared with 8.4% during the twenty-six weeks of fiscal 2006. Foreign currency gains amounted to $5.4 million in the twenty-six weeks of fiscal 2007 compared with foreign currency losses of $2.0 million in the twenty-six weeks of fiscal 2006. The foreign currency gains were due to the remeasurement of Jean Coutu USA’s Canadian dollar denominated debt. During the twenty-six weeks, the U.S. dollar strengthened versus the Canadian dollar.

Fiscal Year Comparisons

Other expense was $281.4 million in fiscal 2006, an increase of $92.3 million over $189.1 million in fiscal 2005. Interest expense increased $66.1 million to $274.7 million in fiscal 2006, as compared to $208.6 million in fiscal 2005, due principally to the additional indebtedness related to the Eckerd acquisition for the full 2006 fiscal year compared with 43 weeks in fiscal 2005. The weighted average interest rate on Jean Coutu USA’s long-term debt was 8.5% during the current fiscal year and during fiscal 2005. Foreign currency losses amounted to $12.7 million in fiscal 2006 compared with foreign currency gains of $18.2 million in fiscal 2005.

Other expense (income) was $189.1 million in fiscal 2005, an increase of $157.3 million over $31.8 million in fiscal 2004. Interest expense was $208.6 million in fiscal 2005, an increase of $176.7 million over $31.9 million in fiscal 2004, due principally to the financial expenses related to the Eckerd acquisition for 43 weeks in fiscal 2005 versus nil in fiscal 2004. The weighted average interest rate on Jean Coutu USA’s long-term debt was 8.5% during fiscal 2005 compared with 6.5% for fiscal 2004. Foreign currency gains amounted to $18.2 million in fiscal 2005 compared with nil in fiscal 2004.

Income tax provision (benefit)

Thirteen and Twenty-Six Week Period Comparisons

There was an income tax benefit of $18.9 million in the second quarter of fiscal 2007 compared with $18.7 million in the second quarter of fiscal 2006. Jean Coutu USA’s effective tax rate was 39.8% in the second quarter of fiscal 2007 compared with 36.1% in the second quarter of fiscal 2006.

There was an income tax benefit of $49.3 million in the first twenty-six weeks of fiscal 2007 compared with $42.5 million in the first twenty-six weeks of fiscal 2006. Jean Coutu USA’s effective tax rate was 39.8% in the first twenty-six weeks of fiscal 2007 compared with 38.3% in the first twenty-six weeks of fiscal 2006.

Fiscal Year Comparisons

There was an income tax benefit of $76.9 million in fiscal 2006 compared with $32.6 million in fiscal 2005. Jean Coutu USA’s effective tax rate was 37.6% in fiscal 2006 compared with 37.5% in fiscal 2005.

There was an income tax benefit of $32.6 million in fiscal 2005 compared with a provision of $19.2 million for fiscal 2004. Jean Coutu USA’s effective tax rate was 37.5% in fiscal 2005 compared with 38.6% in fiscal 2004.

Liquidity and Capital Resources

Jean Coutu USA’s cash flows are generated principally by the sale of prescription drugs and other products by its drugstore network and from borrowings from the parent company. These cash flows are used: (i) to purchase products for resale, (ii) to finance operating expenses, (iii) for debt service, (iv) for real estate investments, and (v) to finance capital expenditures incurred to renovate and open stores, and replace equipment. Jean Coutu USA has typically financed capital expenditures and working capital requirements through cash flow from operating activities. The Eckerd acquisition was financed principally through long-term borrowings and the sale of common stock.

Cash flow from operating activities

Thirteen and Twenty-Six Week Period Comparisons

Cash used in operating activities was $65.9 million for the first twenty-six weeks of fiscal 2007 compared with cash used of $132.8 million in the first twenty-six weeks of fiscal 2006. During both periods, cash was used to fund operating expenses and the seasonal build of inventories. Cash from operations in the current quarter improved versus the same quarter last year due to improvements made to Jean Coutu USA’s operating and inventory management systems.

Fiscal Year Comparisons

Cash used in operating activities was $15.7 million for fiscal 2006. Cash provided by operating activities was $97.6 million in fiscal 2005 and $24.3 million in fiscal 2004. In fiscal 2006, the net loss and working capital requirements were substantially offset by non-cash charges, principally depreciation and amortization. In fiscal 2005, non-cash charges more than offset the net loss. In fiscal 2004, net income and non-cash charges were partially offset by working capital requirements.

Cash flow from investing activities

Thirteen and Twenty-Six Week Period Comparisons

Cash used in investing activities was $73.9 million for the first twenty-six weeks of fiscal 2007 compared with $57.2 million in the first twenty-six weeks of fiscal 2006. Cash flow from investing activities consists primarily of capital expenditures. Capital expenditures totaled $72.6 million and $58.7 million for the twenty-six weeks ended November 25, 2006 and November 26, 2005, respectively.

Fiscal Year Comparisons

Cash used in investing activities was $94.9 million for fiscal 2006 compared with a use of $2.651 billion in fiscal 2005 and $47.5 million in fiscal 2004. During fiscal 2005, $2.492 billion was used to acquire the Eckerd network and related operations. $124.1 million was used to acquire property and equipment in fiscal 2006 compared with $162.3 million in fiscal 2005 and $42.9 million in fiscal 2004. During fiscal 2006, 21 new drugstores were opened and 85 drugstores were closed. During fiscal 2006, Jean Coutu USA purchased intangible assets in the amount of $10.9 million compared with purchases of $4.8 million during fiscal 2005 and $4.5 million in fiscal 2004. During fiscal 2006, Jean Coutu USA received proceeds of $40.1 million from the disposal of certain property, equipment and intangible assets, including the former Eckerd headquarters. During fiscal 2005, Jean Coutu, USA received $8.2 million of proceeds from the disposal of property, equipment and other assets.

Cash flow from financing activities

Thirteen and Twenty-Six Week Period Comparisons

Net cash from financing activities for the twenty-six weeks ended November 25, 2006 totaled $62.6 million compared to $179.7 million for the twenty-six weeks ended November 26, 2005. During the twenty-six week period ended November 25, 2006, Jean Coutu USA received $100.0 million in additional advances from affiliates and repaid $32.6 million on notes payable to affiliates. Cash from financing activities was used to fund operations and capital expenditures.

Under the terms of the credit agreement, the maximum available outstanding under each of the revolving loan, the swingline loan and letters of credit is $325 million, $35 million and $130 million respectively, subject to a maximum of $325 million. At November 25, 2006, there were no amounts outstanding under the revolving loan and the swingline loan. Jean Coutu USA had outstanding letters of credit totaling $74.9 million at November 25, 2006 (November 26, 2005—$70.0 million).

Fiscal Year Comparisons

During fiscal 2006 and 2005, Jean Coutu USA received proceeds from notes issued to affiliates of Jean Coutu Group as part of the financing structure put into place for the Eckerd acquisition, which in turn issued debt to fund the Eckerd transaction. During fiscal 2006, $130.6 million was provided from financing activities compared with $2.626 billion in fiscal 2005 and $31.9 million in fiscal 2004. During fiscal 2005 and 2004, Jean Coutu USA repaid a line-of-credit agreement in the amounts of $15.0 million and $25.4 million respectively. During fiscal 2006, Jean Coutu USA had proceeds from advances from affiliates in the amount of $187.0 million compared with proceeds of $80.0 million in fiscal 2005. During fiscal 2005, Jean Coutu USA received proceeds from issuance of notes payable to affiliates in the amount of $1.023 billion to fund the Eckerd acquisition. Proceeds from issuance of notes payable to affiliates amounted to $65.0 million in fiscal 2004. During fiscal 2006, there was a net repayment of notes payable to affiliates in the amount of $48.1 million compared with $555.2 million in fiscal 2005 and $8.0 million in fiscal 2004. During fiscal 2006, Jean Coutu USA repaid capital lease obligations in the amount of $8.1 million compared with $19.6 million in fiscal 2005. During fiscal 2005, Jean Coutu USA issued common stock to its parent company in the amount of $539.2 million and issued redeemable preferred stock to its parent company in the amount of $1.574 billion to fund the Eckerd acquisition. Jean Coutu USA paid dividends in the amount of $0.2 million in fiscal 2006 compared with $0.1 million in fiscal 2005.

Jean Coutu USA had $110.7 million of cash and cash equivalents as at May 27, 2006 compared with cash and cash equivalents of $90.6 million as at May 28, 2005 and $17.8 million at May 29, 2004. In addition, under the terms of the credit agreement, the maximum available outstanding under each of the revolving loan, the swingline loan and letters of credit is $325 million, $35 million and $130 million respectively, subject to a maximum of $325 million. At May 27, 2006, there were no amounts outstanding under the revolving loan and the swingline loan. Jean Coutu USA had outstanding letters of credit totaling $70.4 million as of May 27, 2006 (compared with $67.4 million as of May 28, 2005).

Contractual Obligations and Commercial Commitments

The table below presents a summary of material contractual cash obligations as of May 27, 2006, for the periods indicated under the long-term debt, long-term leases, inventories, services and capital assets commitments:

	Payments due in fiscal years
	2007	2008 - 2009	2010 - 2011	2012 and thereafter	Total
	(Dollars in thousands)

Long-term debt due to affiliates	$87,426	$152,083	$753,776	$2,111,325	$3,104,610
Capital lease obligations	5,173	5,281	212	—	10,666
Operating lease obligations	345,622	655,129	584,074	2,394,981	3,979,806
Purchase commitments	40,649	15,715	—	—	56,364
Total	$478,870	$828,208	$1,338,062	$4,506,306	$7,151,446

Changes in contractual obligations and commercial committments from May 27, 2006 to November 25, 2006 have not been significant.

Long-term debt due to affiliates

On July 31, 2004, Jean Coutu USA completed the Eckerd acquisition. This acquisition was funded by a combination of long-term notes payable to affiliates. Long-term debt due to affiliates, including current portion, increased to $3.105 billion as at May 27, 2006 from $2.787 billion at May 28, 2005.

Capital lease obligations

Jean Coutu USA has generally not used capital leases as a means of financing. However, during the second quarter of fiscal 2007 Jean Coutu USA entered into a new capital lease agreement for certain photo equipment. The obligation for this lease at November 25, 2006 was $13.1 million, and is not included on the table above. At the time of the Eckerd acquisition Jean Coutu USA assumed certain capital lease obligations for photo equipment and software.

Operating lease obligations

Jean Coutu USA leases a substantial portion of its real estate using operating leases. Generally, Jean Coutu USA’s real estate leases are for primary terms of up to 20 years with options to renew. At May 27, 2006, operating lease obligations through 2047 amounted to $3.980 billion, and are primarily related to leased properties. At May 27, 2006, Jean Coutu USA had also signed lease and sublease agreements under which it will receive minimum payments totaling $65.0 million until 2022; these payments are not included in the table of contractual commitments above.

Financial Instruments and Off-Balance Sheet Arrangements

Other than the currency forward contracts with its parent company, Jean Coutu USA does not make use of any off-balance sheet arrangements that currently have, or that Jean Coutu USA expects are reasonably likely to have, a material effect on financial condition, results of operations or cash flow. Jean Coutu USA uses operating leases for many of its store locations, and, from time to time, engages in sale-leaseback transactions for financing purposes. Jean Coutu USA does not use special purpose entities in any of its leasing arrangements. In fiscal 2005, Jean Coutu USA entered into foreign currency forward contracts with the parent company. The fair value of these contracts is determined by reference to the exchange rate at period-end. These contracts do not qualify for hedge accounting.

Jean Coutu USA has not taken any actions to cover its exposure to interest rate risk. Depending on the interest rate environment, Jean Coutu USA may make use of derivative financial instruments or other interest rate management vehicles in the future.

Guarantees

On July 31, 2004, Jean Coutu USA acquired all of the stock of various indirect subsidiaries of J. C. Penney Company operating a portion of the Eckerd drugstore business. Jean Coutu USA has entered into an indemnification agreement that is described in Note 18 of Jean Coutu USA’s audited consolidated financial statements incorporated by reference in this prospectus.

Related Party Transactions

Transactions between Jean Coutu USA and its parent company are measured at the contractual amount. Jean Coutu USA activities are partially funded by the receivable from and liabilities due to affiliates as described in Note 13 to Jean Coutu USA’s audited consolidated financial statements. Also, Jean Coutu USA was charged for software development activities and for management information systems maintenance and support provided by the parent company, as described in Note 19 to Jean Coutu USA’s audited consolidated financial statements.

Critical Accounting Policies and Estimates

Estimates

This Jean Coutu USA Management’s Discussion and Analysis of Financial Condition and Results of Operations section is based on Jean Coutu USA’s consolidated and consolidated condensed financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America for annual and interim financial information. The preparation of these consolidated and consolidated condensed financial statements and related notes requires Jean Coutu USA’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated and consolidated condensed financial statements. They may also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

For all sales, other than third party pharmacy sales, Jean Coutu USA recognizes revenue from the sales of merchandise at the time the merchandise is sold. For third party pharmacy sales, revenue is recognized at the time the prescription is filled, adjusted by an estimate for those prescriptions that have not been claimed by customers at the end of a period. Customer returns are immaterial.

Inventory

Inventory consists primarily of products acquired for resale, including prescription drugs and over-the-counter medications, as well as household, cosmetics and photography products. In fiscal 2005, Jean Coutu USA changed its method of determining the cost of inventories from the FIFO method to the LIFO method, as described in the notes to Jean Coutu USA’s audited consolidated financial statements incorporated by reference in our prospectus supplement filed on February 15, 2007.

Goodwill and other intangible assets

Goodwill and intangible assets with indefinite lives are not amortized but are evaluated for impairment at least annually. No impairment was recorded in the twenty-six week period ended November 25, 2006 or for fiscal 2006, 2005 and 2004.

Intangible assets with finite lives are amortized, principally on the straight-line method, over their useful lives. They are made up mainly of prescription files and leasehold interests. Prescription files are amortized over a period of five to ten years and leasehold interests are amortized over the remaining period of the lease terms.

Impairment of long-lived assets

Jean Coutu USA reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows expected to be generated from utilizing these assets to their carrying amount. If the cash flows are not sufficient to recover the carrying amount of the assets, then impairment has occurred, and the long-lived assets are written down to their respective fair values.

Foreign exchange

The gain or loss on foreign currency transactions includes those related to foreign currency contracts with the parent company and the Canadian dollar denominated term loans due to the parent company. All exchange gains and losses are included in other expense in the condensed statements of operations.

Derivative financial instruments

Derivatives are recorded on the balance sheet as assets or liabilities and measured at fair value. Changes in fair value are recognized in earnings unless the derivative qualifies for hedge accounting.

New Accounting Pronouncements

There were no changes in accounting policies that had a material impact on Jean Coutu USA’s consolidated financial statements in fiscal 2006 and consolidated condensed financial statements during the twenty-six week period ended November 25, 2006. See the notes to Jean Coutu USA’s audited consolidated financial statements incorporated by reference in our prospectus supplement filed on February 15, 2007 for a full description of new accounting pronouncements.

Seasonal Nature of the Business

The weather has an effect on the general population’s health and, by extension, on Jean Coutu USA’s retail sales. For example, in winter, Jean Coutu USA sells more cold and flu medicine, while in summer, allergy and sun protection products are in greater demand. Sales are affected by holidays such as Christmas, Easter, Thanksgiving, Valentine’s Day, Mother’s Day and Father’s Day. The peak sales period is generally Jean Coutu USA’s third quarter of Jean Coutu USA’s fiscal year, which includes Christmas.